UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Applied Materials, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPLIED MATERIALS Michael R. Splinter PRESIDENT CHIEF EXECUTIVE OFFICER

February 21, 2006

Dear Applied Materials Stockholder:

We cordially invite you to attend Applied Materials’ 2006 Annual Meeting of Stockholders, which will be held at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 on Wednesday, March 22, 2006 at 11:00 a.m. Pacific Time. A live webcast of the Annual Meeting will be available on our website at www.appliedmaterials.com.

At this year’s Annual Meeting, stockholders will be asked to elect nine directors and to ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for the current fiscal year. Additional information about the Annual Meeting is given in the attached Notice of 2006 Annual Meeting of Stockholders and Proxy Statement.

In light of retirement guidelines established by our Board of Directors, Herbert M. Dwight, Jr., Paul R. Low and Dan Maydan will not be standing for re-election as directors. We would like to express our appreciation and gratitude for the significant and valuable contributions each has made to Applied Materials over his many years of service. In addition, we would like to acknowledge Dr. Maydan’s leadership during his 25-year career with Applied Materials and his lasting contributions to both the Company and the global semiconductor industry.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by mailing a completed proxy card, by telephone, or over the Internet, except that stockholders who receive the proxy materials over the Internet will not receive a proxy card in the mail. Voting your proxy will ensure your representation at the Annual Meeting.

We encourage you to sign up for electronic delivery of future proxy materials in order to conserve natural resources and help us reduce printing costs and postage fees. For more information, please see “Electronic Delivery of Proxy Materials” in the Proxy Statement.

We urge you to carefully review the proxy materials and to vote FOR the director nominees and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

We hope to see you at the March 22, 2006 Annual Meeting.

Sincerely,

Michael R. Splinter

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555 Fax: (408) 748-9943	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 22, 2006

at 11:00 a.m. Pacific Time

The 2006 Annual Meeting of Stockholders of Applied Materials, Inc. will be held on Wednesday, March 22, 2006 at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 to conduct the following items of business:

1.	To elect nine directors to serve for a one-year term and until their successors have been elected and qualified.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

3.	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Stockholders who owned shares of our stock at the close of business on January 27, 2006 are entitled to receive notice of, attend and vote at the meeting. A complete list of these stockholders will be available at 3050 Bowers Avenue, Santa Clara, California 95054 during regular business hours for the ten days prior to the meeting. A stockholder may examine the list for any legally valid purpose related to the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone or over the Internet, except that stockholders who receive the proxy materials over the Internet will not receive a proxy card in the mail. For specific voting instructions, please refer to the information provided with your proxy card or the voting instructions you receive by e-mail and in this Proxy Statement.

By Order of the Board of Directors

Joseph J. Sweeney Secretary

Santa Clara, California

February 21, 2006

PROXY STATEMENT

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of Applied Materials, Inc., a Delaware corporation. This proxy is for use at Applied Materials’ 2006 Annual Meeting of Stockholders to be held at 11:00 a.m. Pacific Time on Wednesday, March 22, 2006, at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

This Proxy Statement contains important information regarding Applied Materials’ 2006 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

A number of abbreviations are used in this Proxy Statement. Applied Materials, Inc. is referred to as “Applied” or “Applied Materials.” The term “proxy materials” includes this Proxy Statement, the enclosed proxy card or the voting instructions you receive by e-mail, and Applied’s Annual Report on Form 10-K for fiscal year 2005. References to “fiscal 2005” mean Applied’s 2005 fiscal year that began on November 1, 2004 and ended on October 30, 2005. References to “fiscal 2004” mean Applied’s 2004 fiscal year that began on October 27, 2003 and ended on October 31, 2004. Applied’s 2006 Annual Meeting of Stockholders is referred to as the “meeting.” Applied’s Board of Directors is referred to as the “Board.” The mailing address of Applied’s principal executive offices is 3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039.

The Board is sending these proxy materials on or about February 21, 2006 to all stockholders of Applied as of the record date, January 27, 2006. Stockholders who owned Applied common stock at the close of business on January 27, 2006 are entitled to receive notice of, attend and vote at the meeting. On the record date, there were 1,586,574,509 shares of Applied common stock outstanding.

Webcast of the Annual Meeting

The meeting will be webcast. You may visit our website at www.appliedmaterials.com at 11:00 a.m. Pacific Time on Wednesday, March 22, 2006 to view a live webcast of the meeting. A replay of the webcast will be available on our website through April 5, 2006.

Voting Procedures

As a stockholder of Applied, you have a right to vote on certain business matters affecting Applied. The proposals that will be presented at the meeting and upon which you are being asked to vote are discussed below under the “Proposals” section. Each share of Applied common stock you own entitles you to one vote.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the meeting.

Voting by Mail.    By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting so that your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.    To vote by telephone, please either follow the instructions included on your proxy card or the voting instructions you receive by e-mail. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet.    To vote over the Internet, please either follow the instructions included on your proxy card or the voting instructions you receive by e-mail. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting.    If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Applied Plan Participants.    If you are a participant in Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”), your proxy will incorporate all shares you own through the 401(k) Plan, assuming your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

If you do not vote shares purchased through Applied’s Employees’ Stock Purchase Plan that are still held by this plan’s recordkeeper, the shares will be voted in accordance with standard brokerage industry practices, as described below under the section entitled “Abstentions and Default Voting.”

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the meeting. To do this, you must:

•	enter a new vote by telephone, over the Internet or by signing and returning another proxy card at a later date;

•	provide written notice of the revocation to Applied’s Secretary; or

•	attend the meeting and vote in person.

Votes Required for the Proposals

The votes required and the method of calculation for the proposals to be considered at the meeting are as follows:

Item 1—Election of Directors.    The nine nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominees for election as directors or you may “withhold” your vote with respect to one or more nominees. Each share of Applied common stock you own entitles you to one vote. There is no cumulative voting with respect to the election of directors. If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum.

Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm.    Ratification of the appointment of KPMG LLP for the current fiscal year requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy. Our 2006 fiscal year began on October 31, 2005 and will end on October 29, 2006.

You may vote “for,” “against” or “abstain” from the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, January 27, 2006, must be present in order to hold the meeting and to conduct business. Shares are counted as being present at the meeting if you vote in person at the meeting, by telephone, over the Internet or by submitting a properly executed proxy card. Abstentions are counted as present for the purpose of determining a quorum.

Abstentions and Default Voting

If you return a proxy card that indicates an abstention from voting on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, the shares represented will be counted as present for the purpose of determining a quorum and will have the same effect as votes against the proposal.

If you sign and return your proxy card without providing your voting instructions, your shares will be voted “for” the nine named nominees for directors, “for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, and in the discretion of the proxies as to other matters that may properly come before the meeting.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm may either leave your shares unvoted or vote your shares on routine matters. Both of our proposals should be considered as routine matters. To the extent your brokerage firm votes your shares on your behalf on any of the proposals, your shares will be counted as present for the purpose of determining a quorum.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

Voting Results

Votes will be tabulated by a representative of ADP Investor Communication Services, the independent inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Voting results will be announced at the meeting, posted shortly after the meeting on our website at www.appliedmaterials.com and available there through April 5, 2006. Voting results will also be published in Applied’s Quarterly Report on Form 10-Q for the second fiscal quarter of 2006 filed with the Securities and Exchange Commission (the “SEC”). After the report is filed, you may obtain a copy by:

•	visiting our website at www.appliedmaterials.com;

•	contacting our Investor Relations department toll-free at 1-800-882-0373; or

•	viewing our Form 10-Q for the second fiscal quarter of 2006 on the SEC’s website at www.sec.gov.

Electronic Delivery of Proxy Materials

We strongly encourage you to elect to receive future proxy materials electronically in order to conserve natural resources and help us reduce printing costs and postage fees. With electronic delivery, you will be notified via e-mail as soon as the proxy materials are available on the Internet, and you can submit your votes online. To sign up for electronic delivery:

1.	go to our website at www.appliedmaterials.com;

2.	click on the box, “Get your proxy statement online”; and

3.	follow the directions provided to complete your enrollment.

Once you enroll for electronic delivery, you will receive proxy materials electronically as long as your account remains active or until you cancel your enrollment.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to Applied Materials, Inc., 3050 Bowers Avenue, P.O. Box 58039, M/S 2038, Santa Clara, California 95052-8039, Attn: Investor Relations; (2) send an e-mail to investor_relations@amat.com; or (3) call our Investor Relations department toll-free at 1-800-882-0373. Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Proxy Solicitation Costs

Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000 plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

PROPOSALS

The following proposals will be considered at the meeting:

Item 1—Election of Directors

The first proposal is to elect nine directors. Nominees for directors are James C. Morgan, Michael R. Splinter, Michael H. Armacost, Deborah A. Coleman, Philip V. Gerdine, Thomas J. Iannotti, Charles Y.S. Liu, Gerhard H. Parker and Willem P. Roelandts. Each nominee is currently a director of Applied.

Additional information about the election of directors and a brief biography of each nominee appear under the section entitled “Item 1—Election of Directors.”

The Board unanimously recommends that you vote “FOR” each nominee.

Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The second proposal is to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year. The Audit Committee of the Board has appointed KPMG LLP to be Applied’s independent registered public accounting firm for the 2006 fiscal year, which began on October 31, 2005 and will end on October 29, 2006.

Additional information about the ratification of the appointment of KPMG LLP as our independent registered public accounting firm appears under the section entitled “Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm.”

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Other Matters

Except for the election of nine directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, Applied’s Board does not intend to bring any other matters to be voted on at the meeting. Applied’s Board is not currently aware of any other matters that will be presented by others for action at the meeting.

ITEM 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board is elected each year at the Annual Meeting of Stockholders. Applied currently has twelve directors. Pursuant to retirement guidelines established by our Board, Mr. Dwight, Dr. Low and Dr. Maydan will not be standing for re-election as directors. Upon the retirement of these directors, the number of authorized directors will be nine. The nine nominees receiving the highest number of votes will be elected at the meeting. In the event a nominee is unable or declines to serve as a director, the proxies will be voted for any nominee who may be designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. Each director will serve until the 2007 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or until his or her death, resignation or removal. Each nominee listed in the following table is currently a director of Applied. Each nominee is standing for re-election, except for Messrs. Iannotti and Liu, who are standing for election for the first time. Following a recommendation by the Corporate Governance and Nominating Committee, the Board appointed Messrs. Iannotti and Liu as new directors on September 14, 2005.

Name of Nominee	Age	Principal Occupation	Director Since
James C. Morgan	67	Chairman of Applied Materials, Inc.	1977

Michael R. Splinter	55	President and Chief Executive Officer of Applied Materials, Inc.	2003

Michael H. Armacost	68	Shorenstein Distinguished Fellow at the Asia/Pacific Research Center, Stanford University	1993

Deborah A. Coleman	53	General Partner of SmartForest Ventures LLC	1997

Philip V. Gerdine	66	Retired Executive Director (Overseas Acquisitions) of Siemens AG	1976

Thomas J. Iannotti	49	Senior Vice President Business Operations, Technology Solutions Group for Hewlett-Packard Company	2005

Charles Y.S. Liu	55	Senior Managing Partner of Hao Ran China Fund	2005

Gerhard H. Parker	62	Retired Executive Vice President, New Business Group of Intel Corporation	2002

Willem P. Roelandts	61	Chairman, President and Chief Executive Officer of Xilinx, Inc.	2004

There is no family relationship between any of the nominees, directors or any of Applied’s executive officers. Applied’s executive officers serve at the discretion of the Board. Detailed information about Applied’s director nominees is provided below.

Directors

James C. Morgan has been Chairman of Applied since 1987. Mr. Morgan served as Chief Executive Officer of Applied from February 1977 to April 2003 and as President of Applied from 1976 to 1987. Mr. Morgan is a director of Cisco Systems, Inc.

Michael R. Splinter has been President and Chief Executive Officer of Applied since April 2003. From 1984 to April 2003, Mr. Splinter worked for Intel Corporation, a manufacturer of chips and computer, networking and communications products, where he was last Executive Vice President and Director of the Sales and Marketing Group. Mr. Splinter previously held various executive positions at Intel, including Executive Vice President and General Manager of the Technology and Manufacturing Group. Prior to joining Intel, Mr. Splinter worked for 10 years at Rockwell International. Mr. Splinter is a member of the Advisory Board of WebEx Communications, Inc.

Michael H. Armacost has been a Shorenstein Distinguished Fellow at the Asia/Pacific Research Center, Stanford University since September 2002. From October 1995 to June 2002, he was President of The Brookings Institution, a non-partisan public policy research organization. From September 1993 through September 1995, he was a Distinguished Senior Fellow and Visiting Professor at the Asia/Pacific Research Center, Stanford University. From 1989 to 1993, he was the U.S. Ambassador to Japan. Mr. Armacost is a director of AFLAC Incorporated, Cargill, Incorporated and USEC Inc.

Deborah A. Coleman has been General Partner of SmartForest Ventures LLC, a venture capital firm, since October 1999. Ms. Coleman also served as Chairman of the Board of Teseda Corporation, a developer of test products for integrated circuit manufacturers, from June 2001 to June 2004. From March 1994 to September 2001, she was the Chairman of Merix Corporation, a manufacturer of interconnect solutions for use in electronic equipment, and served as Chief Executive Officer of Merix Corporation from March 1994 to September 1999. From November 1992 through March 1994, she was the Vice President of Materials Operations at Tektronix, Inc. Ms. Coleman is a director of Synopsys, Inc. and Kryptiq Corporation.

Herbert M. Dwight, Jr., 75, served as Chief Executive Officer of Optical Coating Laboratory, Inc., a manufacturer of optical thin films and components, from 1991 until his retirement in 1998. Mr. Dwight was the founder, Chief Executive Officer and Chairman of Spectra-Physics, a pioneering company in the laser field. Since 2000, Mr. Dwight has served on the Board of Overseers of the Hoover Institution, Stanford University. Mr. Dwight’s term as a director will end at the meeting, and he is not standing for re-election to the Board.

Philip V. Gerdine served from 1988 until his retirement in 1998 as Executive Director of Siemens Aktiengesellschaft (AG), a German manufacturer of electrical and electronic equipment and services for the global power generation, medical, information technology, and communications industries. From 1989 until 1998, he was also Managing Director of The Plessey Company, PLC, a British engineering company that manufactured communication, semiconductor and electronics products. Dr. Gerdine previously served from 1973 to 1988 as the Manager of Acquisitions and Mergers for the General Electric Company, and held other management positions with The Boston Consulting Group, GE Venture Capital Fund and Price Waterhouse LLP. He is a certified public accountant and taught accounting and finance at Fordham University Graduate School and the University of New Haven for 10 years.

Thomas J. Iannotti has been Senior Vice President Business Operations, Technology Solutions Group for Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, since 2005. Mr. Iannotti previously held various executive positions at Hewlett-Packard, including Senior Vice President and General Manager Consulting and Integration, from 2002 to 2004. Mr. Iannotti worked at Digital Equipment Corporation and Compaq Computer Corporation from 1978 to 2002.

Charles Y.S. Liu has been Senior Managing Partner of Hao Ran China Fund, a recently-formed private equity investment entity in China, since November 2005, and has been a Principal of On Capital China Technology Fund, which invests in early-stage Chinese technology companies, since August 2004. From 1993 to 1999, Mr. Liu served as Managing Director of Lazard Asia Ltd., a financial advisory and management firm. Mr. Liu previously worked at the United Nations in various roles, including as a negotiations secretary for numerous international economic conferences. Mr. Liu is a director of Hi Sun Technology (China) Ltd.

Paul R. Low, 72, has been Chief Executive Officer of P.R.L. Associates, a consulting firm, since July 1992. From 1957 to 1992, Dr. Low held various senior management and executive positions at International Business

Machines Corporation, an information technology company, where he served as President, General Technology Division and Corporate Vice President, President of General Products Division, and General Manager, Technology Products. Dr. Low also served on IBM’s corporate management board. Dr. Low is a director of Solectron Corporation and Veeco Instruments Inc. Dr. Low’s term as a director will end at the meeting, and he is not standing for re-election to the Board.

Dan Maydan, 70, was President Emeritus of Applied from April 2003 to September 2005. Dr. Maydan served as President of Applied from December 1993 to April 2003 and served as Chairman of Applied Komatsu Technology, Inc. from December 1991 to October 1998. From 1990 to December 1993, he was Executive Vice President of Applied. Dr. Maydan is a director of Electronics for Imaging, Inc. and LaserCard Corporation. Dr. Maydan’s term as a director will end at the meeting, and he is not standing for re-election to the Board.

Gerhard H. Parker served as Executive Vice President, New Business Group, of Intel Corporation, a manufacturer of chips and computer, networking and communications products, from 1998 until his retirement in May 2001. From 1988 to 1998, Dr. Parker was Senior Vice President of Intel’s Technology and Manufacturing Group. Dr. Parker is a member of the Board of Trustees of the UC Davis Foundation and a director of FEI Company and Lattice Semiconductor Corporation.

Willem P. Roelandts has been President, Chief Executive Officer and director of Xilinx, Inc., a supplier of programmable logic solutions, since January 1996, and Chairman, since July 2003. Prior to joining Xilinx, Mr. Roelandts held several executive positions during a 29-year career at Hewlett-Packard Company, a technology solutions provider, where he last served as Senior Vice President and General Manager of Computer Systems Organizations. Mr. Roelandts serves on the Board of Directors of the Semiconductor Industry Association and the Technology Network. He is also a member of the Advisory Board of the Center for Science, Technology and Society at Santa Clara University.

Corporate Governance

Corporate Governance Guidelines.    Applied has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board. These Guidelines are available, along with other important corporate governance materials, on our website at www.appliedmaterials.com/investors/corporate_governance.html.

The Guidelines further provide that:

•	A majority of the directors will be independent.

•	The Board will designate a lead independent director who, among other duties, will be responsible for presiding over executive sessions of independent directors.

•	The Board will appoint all members of the Board committees.

•	The Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees will consist solely of independent directors.

•	The independent directors will meet in executive sessions without the presence of the non-independent directors or members of Applied’s management at least twice a year during the regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Guidelines from time to time, as appropriate.

Director Nominations.    The Corporate Governance and Nominating Committee of the Board considers candidates for director nominees proposed by directors and stockholders. The Corporate Governance and Nominating Committee may retain recruiting professionals to identify and evaluate candidates for director nominees.

As set forth in Applied’s Guidelines, the Corporate Governance and Nominating Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. Every effort is made to complement and supplement skills within the existing Board and strengthen any identified insufficiencies. In selecting the nominees, the Board assesses the independence, character and acumen of candidates and endeavors to collectively establish a number of areas of core competency of the Board, including business judgment, management, accounting and finance, industry and technology knowledge, understanding of manufacturing, leadership, strategic vision, knowledge of international markets and marketing. Additional criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board.

Potential candidates are screened and interviewed by a screening committee of the Board. All members of the Board may interview the final candidates. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

If you would like the Corporate Governance and Nominating Committee to consider a prospective candidate, in accordance with our Bylaws, please submit the candidate’s name and qualifications to: Joseph J. Sweeney, Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039.

Standards of Business Conduct.    Applied has long-standing Standards of Business Conduct, which embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their adherence to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at www.appliedmaterials.com/investors/corporate_governance.html.

Stock Ownership Guidelines.    The Board has adopted stock ownership guidelines to more closely align the interests of our directors and named executive officers with those of our stockholders. The guidelines provide that non-employee directors should maintain an investment level in Applied’s stock equal to five times their annual cash retainer. The Chief Executive Officer and Chairman of the Board should maintain an investment level in Applied’s stock equal to five times their annual salary. Named executive officers other than the Chief Executive Officer should maintain an investment level equal to three times their annual salary. In each case, such investment levels should be achieved within a specified period or, in any event, no later than five years following their election or appointment.

Stockholder Communications.    Any stockholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Joseph J. Sweeney, Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039. The Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholders’ communication process periodically to ensure effective communication with stockholders.

Director Independence

Applied has adopted standards for director independence pursuant to Nasdaq listing standards and SEC rules. An “independent director” means a person other than an officer or employee of Applied or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member has had any direct or indirect material relationship with Applied within the last three years.

The Board considered relationships, transactions or arrangements with each of the directors, including Mr. Liu’s prior services as a consultant to the Board, and concluded that none of the non-employee directors has any relationships with Applied that would impair his or her independence. The Board has determined that each member of the Board, other than Mr. Morgan, Mr. Splinter and Dr. Maydan, is an independent director under applicable Nasdaq listing standards and SEC rules. These directors did not meet the independence standards for the following reasons: Mr. Morgan and Mr. Splinter are employees of Applied, and Dr. Maydan recently retired as an employee of Applied in fiscal 2005. In addition, the Board has also determined that:

•	all directors who serve on the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees are independent under applicable Nasdaq listing standards and SEC rules, and

•	all members of the Audit Committee meet the additional independence requirement that they not directly or indirectly receive compensation from Applied other than their compensation as directors.

The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of Applied’s management at least twice per year during regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate. The lead independent director presides over these executive sessions.

Board and Committee Meetings

The Board met six times during fiscal 2005. Each director attended at least 75% of all Board and applicable committee meetings held during his or her term as a member of the Board during fiscal 2005. Applied’s policy is to strongly encourage its Board members to attend the Annual Meeting of Stockholders, and all Board members at that time attended Applied’s 2005 Annual Meeting.

The Board has standing Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees. The functions of each are described in the tables below. In addition, members of the Board serve on one or more of the Investment, Stockholder Rights Plan Review, and Strategy Committees, which are described in the Corporate Governance Guidelines.

Each of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees has a written charter approved by the Board that is reviewed regularly by the respective committees, which may recommend appropriate changes for approval by the Board. Copies of the amended and restated charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at www.appliedmaterials.com/investors/corporate_governance.html.

Audit Committee	Primary Functions	Number of Meetings Held in Fiscal 2005
Members: Michael H. Armacost† Deborah A. Coleman Philip V. Gerdine* Charles Y.S. Liu** Gerhard H. Parker Alternate Member: Paul R. Low

•      oversee Applied’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes

•      appoint, compensate, evaluate and, when appropriate, replace Applied’s independent registered public accounting firm

•      oversee Applied’s tax, legal, regulatory and ethical compliance

•      review with Applied’s management and Internal Auditor the annual audit plan and matters relating to the Internal Audit department

•      review annually the Audit Committee Charter

•      review and pre-approve audit and permissible non-audit services

•      review and approve related-party transactions

•      oversee and review Applied’s ethics policies and procedures, including the Ombudsman process as a procedure for receiving, retaining and treating complaints or concerns

9

†   Ethics Ombudsman

*   Chairman and Audit Committee Financial Expert

**	Appointed by the Board as a committee member on December 14, 2005

Human Resources and Compensation Committee	Primary Functions	Number of Meetings Held in Fiscal 2005
Members: Herbert M. Dwight, Jr. Thomas J. Iannotti* Paul R. Low Willem P. Roelandts** Alternate Members: Michael H. Armacost Deborah A. Coleman	• evaluate and oversee Applied’s primary strategies for employee and executive development • determine compensation policies applicable to Applied’s executive officers • determine the compensation of the Chief Executive Officer and Applied’s other most senior officers • administer the Senior Executive Bonus Plan • oversee significant employee benefits programs, policies and plans relating to Applied’s employees and executives • oversee human resources programs, compensation, benefits and equity plan matters • approve the compensation of the members of the Board	12

*   Appointed by the Board as a committee member on December 14, 2005

** Chairman

Corporate Governance and Nominating Committee	Primary Functions	Number of Meetings Held in Fiscal 2005
Members: Michael H. Armacost Deborah A. Coleman Herbert M. Dwight, Jr.* Philip V. Gerdine Thomas J. Iannotti** Paul R. Low Gerhard H. Parker Willem P. Roelandts	• develop, maintain and oversee implementation of Applied’s Corporate Governance Guidelines • oversee the composition, structure and evaluation of the Board and its committees • identify qualified candidates for election to the Board • establish procedures for director candidate nomination and evaluation • monitor and safeguard the independence of the Board	5

*   Chairman and Lead Independent Director

** Appointed by the Board as a committee member on December 14, 2005

Compensation of Directors

Retainer and Meeting Fees

Directors who are employees of Applied do not receive any additional compensation for their services as directors. During fiscal 2005, non-employee directors received an annual retainer, which is paid quarterly, and Board and committee meeting fees as set forth in the table below. Board compensation levels have not changed for fiscal 2006, except as shown in the table below. In addition to the retainer and meeting fees, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

	2005	2006
Annual Retainer(1)	$20,000	$20,000

Annual Retainer for Committee Chairs and Lead Independent Director(2):
Audit Committee	$30,000	$35,000
Corporate Governance and Nominating Committee	0	$25,000
Human Resources and Compensation Committee	$25,000	$30,000
Lead Independent Director	$30,000	$30,000

Fee per Board Meeting	$3,000	$3,000

Fee per Committee Meeting	$2,000	$2,000

(1)	A director receives this annual retainer unless he or she is the (a) chair of the Audit, Corporate Governance and Nominating, or Human Resources and Compensation Committee or (b) lead independent director.
(2)	If a director holds more than one committee chairmanship (or is the lead independent director and a chair of a committee), he or she will receive the annual retainer only for the single highest-paying position held.

Equity Compensation

Under the Nonemployee Director Share Purchase Plan, non-employee directors may annually elect to receive Applied common stock in lieu of retainers and/or meeting fees that otherwise would be payable to them in cash for their service on the Board. Quarterly retainers will be converted into Applied common stock based on the fair market value on the day of the regularly-scheduled quarterly meeting of the Board (or on the final day of a meeting that takes place over multiple days). Meeting fees that participating directors choose to forego will be converted into Applied common stock based on the fair market value on the day of the Board or committee meeting (or on the final day of a meeting that takes place over multiple days). Shares issued will be fully vested and taxable.

Non-employee directors participate in one equity compensation plan, the Employee Stock Incentive Plan. During fiscal 2005, non-employee directors received the following non-qualified stock options:

•	45,000 shares on the date he or she was first elected or appointed to the Board, except for Mr. Liu, who instead received a stock option for 45,000 shares on June 22, 2005 in connection with his becoming a consultant to the Board, with terms similar to the non-employee directors’ initial grant; and

•	25,000 shares on the last business day of each full fiscal year during which he or she served on the Board, provided that the non-employee director was a member of the Board for the entire fiscal year and was not an employee of Applied or any of its affiliates for any part of that fiscal year.

The exercise price for all options granted to non-employee directors is 100% of the fair market value of the shares on the grant date. The annual option grant of 25,000 shares of common stock to non-employee directors at the end of fiscal 2005 was made on October 28, 2005 at an exercise price of $16.36 per share. Assuming continued service on the Board, all options granted to non-employee directors become exercisable in four equal annual installments beginning one year from the date of grant. Exercisability of some or all options may be accelerated if the director dies or retires. The options expire no later than seven years from the date of grant or up to eight years after the date of grant in the event of the director’s death.

The following table shows compensation information for our non-employee directors for fiscal 2005.

Director Compensation

Name	Total ($)	Annual Retainer ($)	Committee Chair and Lead Director Retainer ($)	Meeting Fees ($)	Option Awards ($) (1)
Michael H. Armacost	194,350	20,000	0	34,000	140,350	(2)
Deborah A. Coleman	211,350	20,000	0	51,000	140,350	(2)
Herbert M. Dwight, Jr.	221,350	0	30,000	51,000	140,350	(2)
Philip V. Gerdine	219,350	0	30,000	49,000	140,350	(2)
Thomas J. Iannotti(3)	274,338	0	0	0	274,338	(4)
Charles Y.S. Liu(5)	282,145	10,000	0	16,000	256,145	(6)
Paul R. Low	215,350	20,000	0	55,000	140,350	(2)
Dan Maydan(7)	10,000	5,000	0	5,000	0
Gerhard H. Parker	202,350	20,000	0	42,000	140,350	(2)
Willem P. Roelandts(8)	208,850	10,000	12,500	46,000	140,350	(2)

(1)	The value shown for an option award is based on the fair value as of the grant date using the Black-Scholes option pricing model. This same model is used to compute the compensation expense related to stock options reported in Applied’s financial statements. The Black-Scholes option pricing model was developed for use in estimating the value of publicly traded options that have no vesting restrictions and are fully transferable. Applied’s non-employee director stock options have characteristics significantly different from those of publicly traded options.
(2)	Reflects the value of an annual stock option grant of 25,000 shares of common stock made on October 28, 2005 at an exercise price of $16.36 per share.
(3)	Mr. Iannotti was appointed as a director on September 14, 2005.
(4)	Reflects the value of a stock option grant of 45,000 shares of common stock made on September 14, 2005, the date of Mr. Iannotti’s appointment as a director, at an exercise price of $17.83 per share.
(5)	Mr. Liu was appointed as a director on September 14, 2005. Prior to his appointment as a director, Mr. Liu served as a consultant to the Board and received a retainer and meeting fees for attendance at Board and committee meetings. Mr. Liu’s consulting services terminated at the time of his appointment to the Board.
(6)	Reflects the value of a stock option grant of 45,000 shares of common stock with an exercise price of $16.89 per share made on June 22, 2005 in connection with Mr. Liu’s becoming a consultant to the Board. In his consulting agreement, Mr. Liu agreed that in the event he was later appointed as a director, he would forego the initial stock option grant made to directors upon appointment to the Board. Accordingly, Mr. Liu did not receive any additional stock option grants on September 14, 2005, the date of his appointment as a director.
(7)	Upon his retirement as an employee of Applied on September 9, 2005, Dr. Maydan became entitled to receive compensation for his services as a non-employee director.
(8)	Mr. Roelandts was appointed Chair of the Human Resources and Compensation Committee in June 2005 following Steven L. Miller’s retirement from the Board.

As an executive officer of Applied, the Chairman of the Board, Mr. Morgan, received a salary of $268,077 for fiscal 2005 and a matching contribution of $9,450 made by Applied under the tax-qualified 401(k) Plan, which provides for broad-based employee participation. Mr. Morgan did not receive any bonus payments or grants of stock options, restricted stock or restricted stock units in fiscal 2005. Mr. Morgan also did not receive the retainer or meeting fees paid to non-employee directors.

ITEM 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our current fiscal year. Our 2006 fiscal year began on October 31, 2005 and will end on October 29, 2006. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2006, the Audit Committee carefully considered the firm’s qualifications. The Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2005, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table presents fees paid by Applied for professional services rendered by KPMG for the 2004 and 2005 fiscal years, which ended on October 31, 2004 and October 30, 2005, respectively.

Fee Category	Fiscal 2004	Fiscal 2005
	(In thousands)
Audit Fees	$1,303	$5,333
Audit-Related Fees	52	16
Tax Fees:
Tax Compliance and Review	112	101
Tax Planning and Advice	79	19
All Other Fees	164	—

Total Fees	$1,710	$5,469

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Our audit fees increased in fiscal 2005 primarily because fiscal 2005 was the first year in which KPMG conducted compliance testing pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, which included: (1) the required audit of management’s assessment of the effectiveness of internal control over financial reporting, and (2) KPMG’s independent audit of Applied’s internal control over financial reporting.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees consisted of fees for professional services for tax compliance and review, and tax planning and advice. Tax compliance and review services consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits. Tax planning and advice services consisted of consultations related to tax compliance matters and certain international operations.

All Other Fees incurred in fiscal 2004 amounted to 9.6% of all fees paid to KPMG for that year and consisted primarily of payments for fees incurred for non-audit services initiated during fiscal 2003, prior to the time KPMG was appointed as Applied’s independent registered public accounting firm. No such fees were incurred in fiscal 2005.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of KPMG.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition.    The Audit Committee of the Board is composed of the five directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC and Nasdaq rules. In addition, the Board has determined that Philip V. Gerdine is an “audit committee financial expert” as defined by SEC rules.

Responsibilities.    The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal controls, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm.    In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for the 2005 fiscal year.

2.	The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

3.	The Audit Committee has received from the independent registered public accounting firm, KPMG, the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with KPMG the independence of the registered public accounting firm.

4.	The Audit Committee has considered whether the provision of services covered by fees paid to KPMG is compatible with maintaining the independence of KPMG.

Based on the review and discussions referred to in paragraphs 1-4 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal 2005 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal 2006 and recommends to stockholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal 2006.

This report is submitted by the Audit Committee.

Philip V. Gerdine (Chairman)

Michael H. Armacost

Deborah A. Coleman

Charles Y.S. Liu

Gerhard H. Parker

PRINCIPAL STOCKHOLDERS

The following table indicates how many shares of Applied common stock were beneficially owned as of October 30, 2005 by (a) each person known by Applied to own 5% or more of Applied common stock, (b) each of the directors and director nominees, (c) the Chief Executive Officer and each of the next four most highly compensated executive officers as required under SEC rules (collectively, the “named executive officers”), and (d) the current directors and executive officers as a group. In general, “beneficial ownership” refers to shares that an entity or individual has the power to vote or the power to dispose of, and stock options that are exercisable currently or became exercisable within 60 days after October 30, 2005.

	Shares Beneficially Owned
Name	Number (1)		Percent (2)
Principal Stockholders:
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	133,105,550	(3)	8.3%

Capital Group International, Inc. 11100 Santa Monica Boulevard Los Angeles, CA 90025	126,953,170	(4)	7.9%

Directors, not including CEO:
Michael H. Armacost	277,912	(5)	*
Deborah A. Coleman	78,250	(5)	*
Herbert M. Dwight, Jr.	457,758	(5)	*
Philip V. Gerdine	168,250	(5)	*
Thomas J. Iannotti	0		*
Charles Y.S. Liu	0		*
Paul R. Low	72,250	(5)	*
Dan Maydan	5,071,484	(6)	*
James C. Morgan	6,683,968	(7)	*
Gerhard H. Parker	116,634	(8)	*
Willem P. Roelandts	17,500	(9)	*

Named Executive Officers:
Michael R. Splinter	1,078,292	(10)	*
Franz Janker	518,563	(11)	*
Nancy H. Handel	593,391	(12)	*
Farhad Moghadam	780,526	(13)	*
Mark R. Pinto	432,576	(14)	*

Current Directors and Executive Officers as a Group (21 persons)	18,589,301	(15)	1.15%

*	Less than 1%
(1)	Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,606,694,196 shares of common stock outstanding as of October 30, 2005 plus the number of shares of common stock that such person or group had the right to acquire within 60 days after October 30, 2005.
(3)	The amended Schedule 13G filed with the SEC by Capital Research and Management Company on February 11, 2005 indicates that it has sole power to direct the disposition of 133,105,550 shares. Capital Research and Management Company disclaims beneficial ownership of these 133,105,550 shares.

(4)	The amended Schedule 13G filed with the SEC by Capital Group International, Inc. on February 11, 2005 indicates that its subsidiary investment management companies collectively have sole power to direct the voting of 101,416,050 shares and disposition of 126,953,170 shares. Capital Group International, Inc. disclaims beneficial ownership of these 126,953,170 shares.
(5)	Includes options to purchase 72,250 shares that were exercisable within 60 days after October 30, 2005.
(6)	Includes 1,987,959 shares held in family trusts and partnerships, 21,926 shares held for charitable purposes and options to purchase 2,890,000 shares that were exercisable within 60 days after October 30, 2005.
(7)	Includes 160,000 shares held in a family foundation for charitable purposes, for which Mr. Morgan disclaims beneficial ownership, and options to purchase 2,420,000 shares that were exercisable within 60 days after October 30, 2005.
(8)	Includes options to purchase 53,350 shares that were exercisable within 60 days after October 30, 2005 and 484 shares held in a family foundation, which is a charitable trust. Dr. Parker disclaims beneficial ownership of the 484 shares held in the family foundation.
(9)	Includes options to purchase 11,250 shares that were exercisable within 60 days after October 30, 2005.
(10)	Includes options to purchase 776,250 shares that were exercisable within 60 days after October 30, 2005.
(11)	Includes options to purchase 475,000 shares that were exercisable within 60 days after October 30, 2005.
(12)	Includes options to purchase 485,500 shares that were exercisable within 60 days after October 30, 2005.
(13)	Includes 2,500 shares held in custodial accounts for the benefit of Dr. Moghadam’s sons, for which Dr. Moghadam disclaims beneficial ownership, and options to purchase 762,500 shares that were exercisable within 60 days after October 30, 2005.
(14)	Includes options to purchase 431,250 shares that were exercisable within 60 days after October 30, 2005.
(15)	Includes options to purchase 10,854,350 shares that were exercisable within 60 days after October 30, 2005.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation

The following table shows compensation information during each of Applied’s last three fiscal years for the named executive officers.

Summary Compensation Table

			Annual Compensation		Long-Term Compensation
					Awards				All Other Compen- sation ($) (2)
Name and Principal Position	Fiscal Year	Total Compensation ($)	Salary ($)	Bonus ($)	Restricted Stock Awards ($)		Securities Underlying Options (#)	Option Awards ($) (1)
Michael R. Splinter (3) President and Chief Executive Officer	2005 2004 2003	6,423,802 17,649,165 13,970,954	938,077 900,000 443,077	652,050 5,000,000 0	0 0 4,125,000	(6)	705,000 1,100,000 1,200,000	4,813,881 11,696,080 9,400,800	19,794 53,085 2,077	(4) (5)

Franz Janker Executive Vice President, Sales and Marketing	2005 2004 2003	2,426,249 5,362,961 2,676,355	447,404 433,127 419,799	194,063 1,097,717 50,000	0 0 0		260,000 340,000 295,000	1,775,332 3,822,892 2,197,556	9,450 9,225 9,000

Nancy H. Handel Senior Vice President, Chief Financial Officer	2005 2004 2003	2,436,586 3,290,559 1,143,132	383,709 324,106 304,161	172,500 596,030 24,227	0 0 0		274,000 210,000 100,000	1,870,927 2,361,198 805,744	9,450 9,225 9,000

Farhad Moghadam Senior Vice President, General Manager Thin Films Product Business Group and Foundation Engineering	2005 2004 2003	2,158,128 4,408,682 2,082,122	406,228 361,697 319,338	175,000 829,440 106,384	0 0 0		250,000 300,000 210,000	1,567,075 3,208,320 1,647,400	9,825 9,225 9,000	(7)

Mark R. Pinto (8) Senior Vice President, Chief Technology Officer and General Manager New Business and New Products Group	2005 2004 2003	1,337,960 5,653,172 N/A	404,972 312,308 N/A	140,000 652,819 N/A	0 0 N/A		125,000 400,000 N/A	783,538 4,431,200 N/A	9,450 256,845 N/A	(9)

(1)	The value shown for an option award is based on the fair value as of the grant date using the Black-Scholes option pricing model. This same model is used to compute the compensation expense related to stock options reported in Applied’s financial statements. The Black-Scholes option pricing model was developed for use in estimating the value of publicly traded options that have no vesting restrictions and are fully transferable. Applied’s employee stock options have characteristics significantly different from those of publicly traded options.
(2)	Unless otherwise indicated, (a) the amounts in this column consist of matching contributions made by Applied under the tax-qualified 401(k) Plan, which provides for broad-based employee participation, and (b) no named executive officer other than Mr. Splinter individually received perquisites or other personal benefits with a value that exceeded $2,000 in the aggregate. In addition, the named executive officers receive no benefits from Applied under defined pension or defined contribution plans other than the 401(k) Plan.
(3)	Mr. Splinter joined Applied as President and Chief Executive Officer in April 2003.
(4)	This amount consists of (a) Applied’s matching contribution of $9,450 under the tax-qualified 401(k) Plan, (b) the value ascribed to personal use of a company-rented box suite in the amount of $2,900, (c) Applied’s payment on behalf of Mr. Splinter of $4,181 for certain relocation and commuting expenses and $575 for supplemental medical benefits, and (d) the reimbursement to Mr. Splinter of $2,688 for taxes incurred in connection with items (b) and (c). This amount does not include Applied’s purchase of Mr. Splinter’s former residence for $1,775,000 in November 2005 under Applied’s relocation policy (as discussed further under the section entitled “Certain Relationships and Related Transactions”).

(5)	This amount consists of (a) Applied’s matching contribution of $9,225 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Splinter of $37,658 for certain relocation and commuting expenses, and $545 for supplemental medical benefits, and (c) the reimbursement to Mr. Splinter of $5,657 for taxes incurred in connection with item (b).
(6)	This amount represents a total of 300,000 shares of Applied common stock granted to Mr. Splinter on May 20, 2003 pursuant to a Restricted Stock Agreement. The value is determined as of the date of grant and based on the per share closing price of Applied common stock on May 20, 2003 ($13.76), less the amount Mr. Splinter paid for the shares. The shares were subject to vesting as follows: 50% on October 1, 2003 and 50% on October 1, 2004. Since the date of grant, Mr. Splinter has had the same rights as any stockholder of Applied with respect to receipt of dividends for these shares.
(7)	This amount consists of Applied’s matching contribution of $9,450 under the tax-qualified 401(k) Plan and a payment of $375 to Dr. Moghadam as part of Applied’s Patent Incentive Award Program.
(8)	Dr. Pinto joined Applied as Senior Vice President, Chief Technology Officer and General Manager New Business and New Products Group in January 2004.
(9)	This amount consists of (a) Applied’s matching contribution of $9,225 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Pinto of $85,161 for certain relocation expenses, (c) the reimbursement to Dr. Pinto of $12,459 for taxes incurred in connection with item (b), and (d) a new hire bonus of $150,000.

Option Grants

The following table shows all options to acquire shares of Applied common stock granted to the named executive officers during fiscal 2005, which ended on October 30, 2005.

Stock Option Grants in Last Fiscal Year

	Individual Grants (1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($) (2)
	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date

Name						5%	10%
Michael R. Splinter	705,000	(3)	2.95	17.56	12/07/2011	5,039,822	11,744,928
Franz Janker	260,000	(4)	1.09	17.56	12/07/2011	1,858,658	4,331,463
Nancy H. Handel	274,000	(5)	1.15	17.56	12/07/2011	1,958,739	4,564,695
Farhad Moghadam	250,000	(6)	1.05	16.12	11/03/2011	1,640,615	3,823,330
Mark R. Pinto	125,000	(7)	0.52	16.12	11/03/2011	820,307	1,911,665

(1)	All options have an exercise price per share equal to 100% of the fair market value of Applied common stock on the grant date. The options may become exercisable sooner if the officer dies or retires. Applied has not granted any stock appreciation rights.
(2)	As required by SEC rules, these columns show potential gains that may exist for the respective options, assuming that the market price for Applied common stock appreciates from the date of grant to the end of each option’s term at the annual rates of 5% and 10%, respectively. These numbers are not estimates or necessarily indicative of Applied’s future stock price performance. If the price of Applied common stock does not increase above the exercise price, no value will be realizable from these options.
(3)	The option was granted on December 7, 2004 and 176,250 shares of this option became exercisable on July 15, 2005. Assuming continued employment with Applied, 176,250 shares of this option will become exercisable on July 15 of each of 2006, 2007 and 2008.
(4)	The option was granted on December 7, 2004 and 65,000 shares of this option became exercisable on July 15, 2005. Assuming continued employment with Applied, 65,000 shares of this option will become exercisable on July 15 of each of 2006, 2007 and 2008.
(5)	The option was granted on December 7, 2004 and 68,500 shares of this option became exercisable on July 15, 2005. Assuming continued employment with Applied, 68,500 shares of this option will become exercisable on July 15 of each of 2006, 2007 and 2008.
(6)	The option was granted on November 3, 2004 and 62,500 shares of this option became exercisable on July 15, 2005. Assuming continued employment with Applied, 62,500 shares of this option will become exercisable on July 15 of each of 2006, 2007 and 2008.
(7)	The option was granted on November 3, 2004 and 31,250 shares of this option became exercisable on July 15, 2005. Assuming continued employment with Applied, 31,250 shares of this option will become exercisable on July 15 of each of 2006, 2007 and 2008.

Option Exercises

The following table shows all stock options exercised by the named executive officers during fiscal 2005, which ended on October 30, 2005, and the number and value of the options they held as of the end of fiscal 2005.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael R. Splinter	0	0	776,250	2,228,750	384,000	384,000
Franz Janker	140,000	1,141,385	475,000	850,000	101,650	407,450
Nancy H. Handel	44,000	377,223	485,500	540,500	325,115	51,100
Farhad Moghadam	90,000	898,570	762,500	417,500	58,800	246,600
Mark R. Pinto	0	0	431,250	93,750	7,500	22,500

(1)	The value realized equals the difference between the option exercise price and the fair market value of Applied common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of Applied common stock on October 28, 2005 (the last day of trading for fiscal 2005), multiplied by the number of shares underlying the options. The closing price of Applied common stock on October 28, 2005, as reported on the Nasdaq National Market, was $16.36 per share.

Human Resources and Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Purpose

The Human Resources and Compensation Committee (the “Committee”) oversees the development of the human capabilities of Applied Materials. Our Committee and our Board recognize that developing the capabilities of Applied’s executives and employees is vital to Applied’s ability to capitalize on its opportunities and increase long-term stockholder value. Accordingly, the Committee’s most important goal is to oversee Applied’s programs that foster employee and executive development.

The Committee also determines executive compensation and oversees significant employee benefits programs, policies and plans for Applied’s employees and executives. The Committee seeks to compensate and motivate Applied’s Chief Executive Officer, other officers, and key management in a manner consistent with Applied’s business objectives, competitive practices and trends, the requirements of appropriate regulatory bodies, Applied’s compensation strategy, and fiduciary and corporate responsibilities, including internal equity considerations. In carrying out its duties, the Committee has consulted with independent compensation consultants and has utilized outside survey data.

We describe the primary elements of our executive compensation policies and practices below. We also identify the procedures we use to determine the compensation of Applied’s Chief Executive Officer and other executive officers.

Committee Membership and Process

Consistent with Nasdaq listing requirements, the Committee is comprised entirely of independent directors. The Committee regularly meets without any employees or non-independent directors present to discuss executive compensation matters. The Committee has retained the services of independent consultants and uses outside survey data to assist with matters related to executive compensation. The Committee has the authority to determine the scope of any consultant’s services and compensation and retains the right to terminate a consultant’s contract at any time.

Compensation Philosophy.    In developing Applied’s executive compensation policies, our Committee has relied on two principal objectives: (1) attracting, rewarding and retaining officers and (2) motivating our officers to achieve short-term and long-term corporate goals that enhance stockholder value. Accordingly, our Committee has adopted the following overriding policies:

•	pay compensation that is competitive with the practices of other leading high technology companies;

•	set challenging performance goals for our officers and provide a short-term incentive through a bonus plan that is based upon achievement of these goals; and

•	align the interests of our officers with those of our stockholders and retain those individuals with the leadership abilities necessary for increasing long-term stockholder value by providing long-term and significant incentives in the form of stock options, restricted stock and/or restricted stock units.

Total Annual Compensation.    We determine each officer’s target total annual cash compensation (salary and bonus) after reviewing similar compensation information from approximately 20 companies. This group includes a broad range of companies in the high technology industry with whom Applied competes for executive talent. Applied’s goal is to target base pay near the median level. Total cash compensation depends on the achievement of specified performance goals. Achievement of the targeted goals would result in total cash compensation at approximately the market’s 65th percentile.

Senior Executive Bonus Plan.    Our Committee developed and approved specific performance targets for use during fiscal 2005 under our stockholder-approved Senior Executive Bonus Plan (the “Plan”). Bonuses are paid under the Plan only if performance goals that we set at the beginning of the fiscal year are achieved. Accordingly, the actual bonuses paid (if any) will vary depending on actual performance. The Committee can choose a range of performance measures as specified in the plan document that was approved by stockholders. The Committee generally has chosen to use two equally weighted performance goals: (1) growth in Applied’s annual revenue, and (2) net income as a percentage of sales. In addition, for fiscal 2005, the Committee chose additional goals for Mr. Janker, which included other metrics permitted under the Plan (including for example, earnings per share and customer satisfaction).

Following the end of fiscal 2005, the Committee compared Applied’s actual performance to targeted performance for the year and applied the fiscal 2005 bonus formula to this actual performance. In fiscal 2005, Applied’s revenue decreased 12.7% compared to fiscal 2004, and net income was 17.3% of sales. Applying the pre-established bonus formula to this financial performance resulted in bonuses that approximated target levels. However, after deliberations, the Committee chose to exercise its power under the Plan to reduce the bonuses that otherwise were payable based on actual performance. The Committee chose to reduce the bonuses by 62% on an overall basis, which was a significant reduction. The Committee chose to make such a large reduction in order to balance the bonus levels under the Plan with bonus levels that were payable for fiscal 2005 under all of the Company’s other bonus plans. The reduction does not reflect a negative view of the executives’ performance by the Committee. The Committee also approved an additional bonus beyond the $66,370 provided by the Plan for Mr. Janker for fiscal 2005. Overall, the combined bonus amounts for the executives on the Plan, including Mr. Janker, were 38% of the combined amounts which would have been paid based upon the Plan formulas and 34.5% of the targeted bonuses for the executives.

Short-Term Incentives.    Additionally, our Committee has the power to set target bonuses for each officer (other than named executive officers) based on his or her potential impact on Applied’s operating and financial results and based on market competitive pay practices. The actual bonus that is paid to each officer under the Corporate Executive Incentive Plan depends on the achievement of business unit and financial performance goals and Applied’s overall performance, for example, increasing business unit profitability, customer satisfaction and market share and Applied’s earnings per share. Each year, we adjust the performance goals in light of general business conditions and our corporate strategies for the year. For fiscal 2005, our Committee directed Applied’s management to set bonus targets and plan performance goals for each officer using our compensation philosophy.

Long-Term Incentive Compensation.    The Committee provides long-term incentive compensation through the award of stock option, restricted stock, and/or restricted stock unit grants that generally vest over multiple years. Our Committee strongly believes that this equity compensation program motivates our officers to maximize stockholder value and to remain employed with Applied despite a very competitive labor market. All Applied stock options have a per share exercise price equal to the fair market value of Applied’s stock on the grant date.

The number of options, restricted stock and/or restricted stock units our Committee grants to each officer and the vesting schedule for each grant is determined based on a variety of factors, including: (1) the executive’s position at Applied, (2) his or her individual performance, and (3) other factors, including independent equity compensation survey data. In fiscal 2005, our Committee relied upon these factors to approve stock option grants for the named executive officers and other senior officers, and for any other individual option grants of more than 80,000 shares. All other grants of options were approved by the President and Chief Executive Officer, Mr. Splinter, after consultation with Human Resources executives, and pursuant to guidelines approved by our Committee. In August 2005, all outstanding, unvested stock options with an exercise price above the then fair market value of Applied’s stock were immediately vested, except for those held by Mr. Splinter and our other most senior executives. As a result, 12% of outstanding stock options were vested.

In order to continue to attract and retain highly skilled employees, our Committee approved for fiscal 2006 changes to the equity program designed to reward Applied’s employees for their hard work and commitment to the long-term success of the Company. Beginning in fiscal 2006, both stock options and restricted stock units were granted. Most employees received restricted stock units. In order to maintain high leverage on Company performance, executives received a combination of stock options and restricted stock unit awards. Stock option grant levels for executives overall were reduced to account for the restricted stock unit awards, but the relative mix of stock options versus restricted stock units is heavily weighted towards stock options for senior executives.

Our objective of using equity as a long-term incentive to retain and motivate our employees to achieve long-term stockholder value has not changed.

Deferred Compensation Plan.    Applied maintains a non-qualified deferred compensation plan, the Applied Materials, Inc. Executive Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, to voluntarily defer receipt of the portion of his/her salary above a specified amount and all or a portion of a bonus payment until the date or dates elected by the participant. Amounts credited to the EDCP consist only of cash compensation that has been earned and payment of which has been deferred by the participant. Applied does not make matching or other contributions to the EDCP. The amounts deferred under the EDCP are credited with interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes plus (b) 1.50%.

401(k) Plan.    In addition to the EDCP, Applied maintains the tax-qualified Applied Materials, Inc. Employee Savings and Retirement Plan (the “401(k) Plan”), which provides for broad-based employee participation. Under the 401(k) Plan, all Applied employees are eligible to receive matching contributions from Applied. Applied does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than: (a) the 401(k) Plan and (b) as legally required in certain international jurisdictions.

Applied does not have employment or severance agreements with its executive officers, except with Mr. Splinter. In connection with his hire, Mr. Splinter was provided with certain severance benefits as discussed under the “Employment Contract” section.

Stock Ownership Guidelines.    The Board has adopted stock ownership guidelines to more closely align the interests of Applied’s directors and named executive officers with those of Applied’s stockholders. The guidelines provide that non-employee directors should maintain an investment level in Applied’s stock equal to five times their annual cash retainer. The Chief Executive Officer and Chairman of the Board should maintain an investment level in Applied’s stock equal to five times their annual salary. Named executive officers other than the Chief Executive Officer should maintain an investment level equal to three times their annual salary. In each case, such investment levels should be achieved within a specified period or, in any event, no later than five years following their election or appointment.

Compensation of Chief Executive Officer.    During fiscal 2005, Mr. Splinter received a salary of $938,077. In setting Mr. Splinter’s salary, target bonus and equity compensation grant, our Committee relied on market competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences Applied’s overall performance. As explained under “Senior Executive Bonus Plan” above, applying the bonus formula put into place at the beginning of fiscal 2005 to Applied’s actual performance for the year resulted in a bonus approximating the target level for Mr. Splinter for fiscal 2005; however, this bonus was reduced as part of the balancing of multiple bonus plans throughout the Company. Mr. Splinter was granted an option for 705,000 shares of common stock in fiscal 2005.

Tax Deductibility of Executive Compensation.    Under Section 162(m) of the Internal Revenue Code, Applied generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Both Applied’s Employee Stock Incentive Plan and the Senior Executive Bonus Plan permit our Committee to pay compensation that is “performance-based” and thus fully tax-deductible by Applied. Our Committee currently intends to continue seeking a tax deduction for all of Applied’s executive compensation, to the extent we determine it is in the best interests of Applied. All of the stock options granted to our executive officers qualify under Section 162(m) as performance-based compensation. The restricted stock and restricted stock units currently being granted do not qualify as performance-based compensation, but the options we grant to executives do qualify as performance-based compensation under Section 162(m) and such awards constitute the major part of our equity compensation program for senior executives.

This report is submitted by the Human Resources and Compensation Committee.

Willem P. Roelandts (Chairman)

Herbert M. Dwight, Jr.

Paul R. Low

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, none of Applied’s executive officers served on the board of directors of any entities whose directors or officers serve on Applied’s Human Resources and Compensation Committee. No current or past executive officers of Applied or its subsidiaries serve on the Human Resources and Compensation Committee.

Employment Contract

As an inducement to join Applied as President and Chief Executive Officer, on April 21, 2003, Applied entered into an agreement with Michael R. Splinter that provided for the following in Mr. Splinter’s first year of employment: a base salary of $900,000; a target bonus of 175% of the base salary based on the achievement of certain performance measures; 1,200,000 shares of stock options; and 300,000 shares of restricted stock at $0.01 per share. For the years following fiscal 2003, Mr. Splinter’s base salary is subject to annual review, and his bonus, if any, is based on the achievement of performance measures determined by the Human Resources and Compensation Committee of the Board at the beginning of each fiscal year and under the terms of the Senior Executive Bonus Plan. The agreement also provided for certain relocation benefits under Applied’s relocation policy, as amended from time to time. Under the agreement, Mr. Splinter will receive certain compensation in the event Applied terminates his employment without cause. Specifically, in that event he would be entitled to receive a lump sum payment equal to his then current annual base salary and 100% of the target bonus for the year of termination, and any stock options that otherwise would have vested in the 12 months following his termination of employment would instead vest on the date of his termination. Also, in the event of termination, Mr. Splinter would resign from the Board, unless requested otherwise. The terms of the agreement were reviewed and approved by the Board.

None of the other named executive officers has an employment or severance agreement with Applied.

Certain Relationships and Related Transactions

Applied sponsors a relocation policy for the benefit of eligible employees who are newly hired or transfer locations at our request. The relocation benefits offered under the policy generally include, among other benefits, a home sale assistance benefit, which is designed to provide a relocating employee with assistance in selling his or her residence in a prior location. The home sale assistance benefit provides for Applied’s purchase of an employee’s residence if, in accordance with the relocation policy and the specific benefit terms, the employee has made specified efforts to sell the property but has not secured an outsider buyer to purchase it at its appraised value within a 60-day period.

Pursuant to the terms of Applied’s relocation policy and Michael R. Splinter’s hire as our President and Chief Executive Officer, Mr. Splinter was entitled to assistance with his relocation. In accordance with the terms of the home sale assistance benefit, Mr. Splinter made the required efforts to sell his former residence but could not secure an outside buyer within the 60-day period specified in Applied’s relocation policy. After this period, Applied purchased Mr. Splinter’s residence for $1,775,000 in November 2005. As provided in Applied’s relocation policy, the purchase price was determined by averaging the appraised value assigned to the property by two independent real estate valuation experts. The sale of Mr. Splinter’s former residence is currently pending, and Applied will retain all net proceeds upon the completion of the transaction.

STOCK PERFORMANCE GRAPH

The information contained in this Stock Performance Graph section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The following graph compares the five-year cumulative total return for Applied common stock, the Standard & Poor 500 Index and the RDG Semiconductor Composite Index (a published industry index), each of which assumes an initial value of $100 and reinvestment of dividends. Applied’s stock price performance shown in the following graph is not indicative of future stock price performance. The RDG Semiconductor Composite Index contains 88 companies in the semiconductor equipment, semiconductor manufacturing and related industries.

	10/29/00	10/28/01	10/27/02	10/26/03	10/31/04	10/30/05
Applied Materials, Inc.	100	77	60	86	67	68
S&P 500 Index	100	75	64	77	84	92
RDG Semiconductor Composite Index	100	52	34	59	46	52

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% stockholders are required by SEC regulations to furnish Applied with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2005, all Section 16(a) filing requirements were satisfied on a timely basis, except the Forms 4 to report the automatic annual option grants to certain of Applied’s non-employee directors: Michael H. Armacost, Deborah A. Coleman, Herbert M. Dwight, Jr., Philip V. Gerdine, Paul R. Low, Gerhard H. Parker and Willem P. Roelandts. Such late filings did not result in any liability under Section 16(b) of the Exchange Act.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of this filing. Based on SEC regulations, the stock performance graph of this Proxy Statement, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals—2007 Annual Meeting

Stockholders may present proposals for action at a future meeting if they comply with SEC rules and Applied’s Bylaws. If you would like us to consider including a proposal in our proxy statement next year, it must be received at our offices on or before October 24, 2006. If you intend to submit a proposal at the 2007 Annual Meeting of Stockholders but do not intend to include the proposal in our proxy statement for that meeting, you must provide appropriate notice to us on or before January 5, 2007. Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of the requirements contained in our Bylaws, please contact: Joseph J. Sweeney, Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 30, 2005 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 2038, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT www.appliedmaterials.com.

By Order of the Board of Directors

Santa Clara, California

February 21, 2006

Directions to Applied Materials Bowers Campus

3050 Bowers Avenue, Building 1, Santa Clara, California 95054

DIRECTIONS FROM HIGHWAY 101:

•	Exit onto Bowers Avenue/Great America Parkway.
•	Proceed to Bowers Avenue.
•	Cross Scott Boulevard.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

DIRECTIONS FROM INTERSTATE 280:

•	Exit onto Lawrence Expressway/Stevens Creek Boulevard.
•	Proceed to Lawrence Expressway North. Continue for approximately 4 miles.
•	Turn RIGHT onto Arques Avenue.
•	Proceed on Arques Avenue, which becomes Scott Boulevard.
•	Turn RIGHT onto Bowers Avenue.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

YOU CAN VOTE BY TELEPHONE OR OVER THE INTERNET QUICK · EASY · CONVENIENT AVAILABLE 24 HOURS A DAY · 7 DAYS A WEEK

APPLIED MATERIALS, INC. 2881 SCOTT BLVD. P.O. BOX 58039, M/S 2064 SANTA CLARA, CA 95052-8039	APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote by mail, by telephone or over the Internet. Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, please read the 2006 Proxy Statement and then follow these easy steps:

VOTE OVER THE INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Your vote must be received by 11:59 P.M. Eastern Time on March 21, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by APPLIED MATERIALS, INC. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Once you enroll for electronic delivery, you will receive proxy materials electronically as long as the account remains active or until you cancel your enrollment.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Your vote must be received by 11:59 P.M. Eastern Time on March 21, 2006. Have your proxy card in hand when you call and then follow the instructions. Your call is toll-free in the United States and Canada.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Applied Materials, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	APPMT1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLIED MATERIALS, INC.

Election of Directors - Proposal 1
1.	To elect nine directors to serve for a one-year term and until their successors have been elected and qualified.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.

	The Board recommends a vote FOR each of the following nominees:

	01)	Michael H. Armacost	06)	James C. Morgan
	02)	Deborah A. Coleman	07)	Gerhard H. Parker	☐	☐	☐
	03)	Philip V. Gerdine	08)	Willem P. Roelandts
	04)	Thomas J. Iannotti	09)	Michael R. Splinter
	05)	Charles Y.S. Liu

		For	Against	Abstain
Ratification of the Appointment of the Independent Registered Public Accounting Firm - Proposal 2

2.	To ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2006.	☐	☐	☐

The Board recommends a vote FOR Proposal 2

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE NINE NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1) AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2).

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	YES	NO

Please indicate if you plan to attend this meeting.	☐	☐

________________________________________________	_______________________________________
Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

APPLIED MATERIALS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 22, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael R. Splinter and Joseph J. Sweeney, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc. to be held on Wednesday, March 22, 2006, at 11:00 a.m. Pacific Time, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business as may properly come before such meeting and any adjournment or postponement thereof.

_______________________________________________________________________________________________

Dear Stockholder:

On the reverse side of this card are instructions on how to vote for the election of directors (Proposal 1) and for the ratification of the appointment of the independent registered public accounting firm (Proposal 2) by telephone or over the Internet. Please consider voting by telephone or over the Internet. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote by telephone or over the Internet, DO NOT mail back the proxy card.

THANK YOU FOR VOTING!

(Continued and to be signed on the other side)